PROSPECTUS

                 STERLING FINANCIAL CORPORATION

          DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                 732,809 Shares of Common Stock
                         $5.00 Par Value

          __________________________________________________

This Prospectus relates to 732,809 shares of the $5.00 par value common stock of Sterling Financial Corporation to be issued under the Sterling Financial Corporation Dividend Reinvestment and Stock Purchase Plan, which was adopted by the Board of Directors of Sterling Financial Corporation on June 29, 1987 and as subsequently amended. The Plan provides shareholders of Sterling Financial Corporation with a simple and convenient method of investing cash dividends and voluntary cash contributions in additional shares of the common stock of Sterling Financial Corporation.

No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Sterling Financial Corporation since the date hereof.

          __________________________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         _______________

         The date of this Prospectus is January 1, 1999.

                      AVAILABLE INFORMATION

Sterling Financial Corporation ("Sterling") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and from the website the Commission maintains at http:\\www.sec.gov.

Sterling has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Act") with respect to the common stock being offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. The information so omitted may be obtained from the Commission as described above.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Sterling with the Commission are incorporated in this Prospectus by reference:

          (a)  Annual Report on Form 10-K for the year ended
               December 31, 1997.
          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.
          (c)  Current Reports on Form 8-K dated January
               27, 1998, February 3, 1998, April 28, 1998,
               June 1, 1998 and July 30, 1998.

     In addition, all documents filed by Sterling pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares of common stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of each such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. <PAGE 2>

     Sterling will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any and all of the documents incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests should be directed to: Ronald L. Bowman, Vice President and Secretary, Sterling Financial Corporation, 101 North Pointe Boulevard, Lancaster, Pennsylvania 17601-4133; telephone (717) 581-6005.

                         (d)TABLE OF CONTENTS
                                                             Page


INFORMATION CONCERNING STERLING FINANCIAL CORPORATION. . . . .  5

STERLING FINANCIAL CORPORATION
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN  . . . . . . . .  5

     PURPOSE . . . . . . . . . . . . . . . . . . . . . . . . .  5
     ADVANTAGES. . . . . . . . . . . . . . . . . . . . . . . .  6
     ADMINISTRATION. . . . . . . . . . . . . . . . . . . . . .  6
     PARTICIPATION . . . . . . . . . . . . . . . . . . . . . .  7
     PURCHASES . . . . . . . . . . . . . . . . . . . . . . . .  9
     COSTS . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     VOLUNTARY CASH PAYMENTS . . . . . . . . . . . . . . . . . 12
     REPORTS TO PARTICIPANTS . . . . . . . . . . . . . . . . . 14
     STOCK CERTIFICATES. . . . . . . . . . . . . . . . . . . . 14
     SALE OF SHARES. . . . . . . . . . . . . . . . . . . . . . 16
     WITHDRAWAL FROM THE PLAN  . . . . . . . . . . . . . . . . 17
     FEDERAL TAX INFORMATION . . . . . . . . . . . . . . . . . 19
     OTHER INFORMATION . . . . . . . . . . . . . . . . . . . . 22

DESCRIPTION OF COMMON STOCK. . . . . . . . . . . . . . . . . . 25
     GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . 25
     DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . 25
     ANTITAKEOVER PROVISIONS . . . . . . . . . . . . . . . . . 26

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . 29

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . 29

INDEMNIFICATION OF DIRECTORS AND OFFICERS. . . . . . . . . . . 29

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

EXHIBIT A - STERLING FINANCIAL CORPORATION DIVIDEND
            REINVESTMENT AND STOCK PURCHASE PLAN . . . . . . .A-1

      INFORMATION CONCERNING STERLING FINANCIAL CORPORATION

     Sterling Financial Corporation ("Sterling") is a Pennsylvania business corporation and registered bank holding company with headquarters in Lancaster, Pennsylvania. The principal asset of Sterling is its bank subsidiary, Bank of Lancaster County, N.A. ("Bank of Lancaster County"). As a bank holding company, Sterling engages in general commercial and retail banking business through its bank subsidiary and operates 31 banking offices in Lancaster County and Chester County, Pennsylvania. As of December 31, 1998, Sterling had consolidated total assets of approximately $900 million.

     The principal executive office of Sterling is located at 101 North Pointe Boulevard, Lancaster, Pennsylvania 17601-4133 and its telephone number is (717) 581-6030.

                 STERLING FINANCIAL CORPORATION
          DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

          The following is a summary, in question and answer format, of the terms of the Sterling Dividend Reinvestment and Stock Purchase Plan (the "Plan"). This summary is qualified in its entirety by reference to the Plan, a copy of which is attached to this Prospectus as Exhibit A.

PURPOSE

     1.   What is the purpose of the Plan?

          The purpose of the Plan is to provide record holders of shares of the $5.00 par value common stock of Sterling (the "Common Stock") with a simple and convenient method of investing cash dividends and voluntary cash payments in Common Stock for long-term investment.

ADVANTAGES

     2.   What are the advantages of the Plan?

          An eligible shareholder who wishes to participate in the Plan may avail himself of a number of attractive features under the Plan. Among these features are the following:

       - A participant may have cash dividends on the shares of Common Stock registered in his name and on shares held for his account under the Plan automatically reinvested.

       - Each participant's funds will be fully invested in shares of common stock through the crediting of fractional shares to his account under the Plan.

  <PAGE 5>
       - Participants can make voluntary cash payments of up to $1,000 per quarter, which will be used to purchase additional shares of Common Stock under the Plan.

       - Each participant will receive a detailed quarterly statement showing transactions for his account under the Plan.

       -  A participant may without charge deposit with the Plan
          Agent for safekeeping certificates for shares of Common
          Stock registered in his name.

ADMINISTRATION

     3.   Who administers the Plan?

          The Plan will be administered by a plan agent (the "Plan Agent") appointed by Sterling. Sterling may appoint a new Plan Agent at any time. The Plan Agent will receive dividends and voluntary cash payments, purchase shares of Common Stock on behalf of participants, prepare and forward statements of account to participants, and perform other duties as set forth in the Plan. Shares of Common Stock purchased under the Plan will be held in the name of the Plan Agent or its nominee.

          All correspondence or inquiries relating to the Plan should include the participant's account number and should be directed to the initial Plan Agent, as follows:

               Sterling Financial Corporation
               Dividend Reinvestment and Stock Purchase Plan
               c/o Bank of Lancaster County, N.A.
               101 North Pointe Boulevard
               Lancaster, PA  17601-4133

PARTICIPATION

     4.   Who is eligible to participate in the Plan?

          Any holder of record of 25 or more shares of Common Stock is eligible to participate in the Plan; provided that, Sterling may in its sole discretion and upon prior written notice to each participant, increase or decrease the minimum number of shares of Common Stock required to be held of record in order to be eligible to participate in the Plan. Any change in the minimum share ownership requirement will not affect any shareholder who is a participant in the Plan at the time the notice is given. A shareholder whose shares of Common Stock are held in street name by a bank, broker or other nominee and who wishes to participate in the Plan must first transfer all or a portion of such shares to his own name in order to become a record holder of 25 or more shares of Common Stock and, thus, eligible to participate in the Plan.

          An otherwise eligible shareholder may participate in the Plan only if shares of Common Stock may lawfully be offered and sold under the Plan to residents of the state in which that
<PAGE 6> shareholder resides.  As of the date of this Prospectus, record holders of Common Stock who reside in all 50 states and the District of Columbia are eligible to participate in the Plan. Sterling is required to use its reasonable best efforts to take all steps necessary to permit shares to be legally offered and sold under the Plan in all states in which shareholders wishing to participate in the Plan reside; provided, however, that Sterling shall not be required to take such steps in any state if it determines in its sole discretion and in light of the number of shareholders residing in that state who wish to participate in the Plan, that to do so would be burdensome or impracticable for reasons of cost or otherwise.

     5.   How can an eligible shareholder enroll in the Plan?

          An eligible shareholder may enroll in the Plan at any time by completing and signing the authorization card that accompanies this Prospectus and returning it to the Plan Agent at the address shown in response to Question No. 3 above.
Additional authorization cards may be obtained from the Plan
Agent.

          Authorization cards for a new participant must be received by the Plan Agent prior to the period beginning five (5) business days before a dividend record date in order for his participation in the Plan to begin and for his dividends to be reinvested on the corresponding Investment Date (as defined in Question No. 10 below). Dividends paid on shares held by an eligible participant whose authorization card is received on or after the fifth business day prior to a dividend record date will be paid directly to the shareholder. However, such shareholder's participation in the Plan will begin on the next following Investment Date and dividends paid on such shareholder's shares of Common Stock will begin to be reinvested under the Plan on that Investment Date.

     6. May a shareholder enroll as to some, but not all, shares of Common Stock held of record by him?

          No. A shareholder who elects to enroll in the Plan must participate with respect to all shares of Common Stock registered in his name.

PURCHASES

     7. What is the source for shares of Common Stock purchased under the Plan?

          Plan shares will be purchased, at the discretion of Sterling, either directly from Sterling or from third parties in open market transactions or otherwise. Shares purchased directly from Sterling will be treasury or authorized but unissued shares.
  <PAGE 7>
     8. When will shares of Common Stock be purchased under the Plan?

          Purchases from Sterling of treasury or authorized but unissued shares will be made as of the close of business on the relevant Investment Date (as defined in Question No. 10 below). Purchases of shares on the open market will be made and completed as soon as reasonably possible after the relevant Investment Date, but not more than thirty (30) days after such date, except where completion at a later date is necessary or advisable under applicable federal securities laws. Interest will not be paid on dividends or voluntary cash payments held by the Plan Agent pending investment.

     9. At what price will shares of Common Stock be purchased under the Plan?

          In the case of purchases from Sterling of treasury or authorized but unissued shares, the purchase price will be the Market Price per Share, as defined in Section 1(b) of the Plan. Generally, Market Price per Share is determined as of the relevant Investment Date by reference to the price per share at which the Common Stock is traded on the applicable exchange or market on that date.

          The purchase price of shares of Common Stock purchased from third parties on the open market or otherwise will be the weighted average purchase price per share of all shares purchased in respect of the relevant Investment Date.

     10.  What is an Investment Date?

          "Investment Date" means each of the quarterly dividend payment dates of Sterling, which are normally the first business day of January, April, July and October of each year.

     11. How many shares of Common Stock will be purchased for a participant?

          The number of shares purchased for a participant will depend upon the applicable purchase price (see Question No. 9 above) and the amount of the dividend and the amount of any voluntary cash payment to be invested on the relevant Investment Date. Each participant's account will be credited with that number of shares, including any fractional interest computed to three decimal places, equal to the total amount to be invested divided by the applicable purchase price.
  <PAGE 8>
     12. Will dividends on shares held in a participant's account also be used to purchase shares of Common Stock under the Plan?

          Yes.  All dividends paid on shares held by the Plan
Agent for a participant's account under the Plan (including dividends paid on fractional shares) will be automatically reinvested in additional shares of Common Stock.

     13.  What happens if a Special Dividend is declared?

          A "special dividend" is defined under Section 14 of the Plan as any cash dividend that is: (i) paid in addition to, whether simultaneously with or independently of, a regular quarterly cash dividend, and (ii) designated as a special dividend by the Board of Directors of Sterling. Unless specifically authorized by the Board of Directors, any special dividend paid by Sterling will not be reinvested under the Plan and any such amounts paid on shares of Common Stock registered in a participant's name and held by the Plan Agent under the Plan, shall be paid by Sterling or by the Plan Agent, as the case may be, in cash to such participant by mailing a check to such participant at his last address of record.

COSTS

     14. Are there any costs to a participant in connection with purchases under the Plan?

          No brokerage fees will be charged to participants in connection with the purchase of Common Stock from Sterling. Participants will be charged their pro rata share of the actual cost (including brokerage fees and commissions and other costs and expenses of purchase) in connection with shares purchased in the open market. All other costs of administration of the Plan will be borne by Sterling.

VOLUNTARY CASH PAYMENTS

     15.  Who is eligible to make voluntary cash payments?

          Any participant may elect to make voluntary cash payments under the Plan.

     16.  What are the limitations on voluntary cash payments?

          Voluntary cash payments may be made in any amount not less than $50.00 and not more than $1,000.00 per quarter. Sterling may increase or decrease these minimum and maximum amounts in its sole discretion upon prior written notice to each participant.
  <PAGE 9>
     17.  How and when can voluntary cash payments be made?

          A voluntary cash payment may be made by enclosing a check or money order with the authorization card at the time of enrollment in the Plan, except as noted below, or by forwarding a check or money order to the Plan Agent with a payment form, a copy of which will be sent to each participant by the Plan Agent along with each quarterly statement of account (See
Question No. 19 below). Checks and money orders should be made payable to "Bank of Lancaster County" and should include the participant's account number under the Plan.

          A voluntary cash payment can be made at the time of enrollment in the Plan only if the authorization card is received by the Plan Agent prior to the period beginning five (5) business days before a dividend record date. Any voluntary cash payment received by the Plan Agent before a shareholder begins participation in the Plan (see Question No. 5) will be returned.

          After participation in the Plan has begun, a voluntary cash payment must be received by the Plan Agent on or before the day prior to the next Investment Date in order to be invested on that Investment Date. A check used to make a voluntary cash payment must have cleared prior to the Investment Date in order to be applied to the purchase of shares on that Investment Date. A voluntary cash payment that is received by the Plan Agent on or after an Investment Date will not be invested on the Investment Date and, if received more than thirty (30) days prior to the next scheduled Investment Date, will be returned. Voluntary cash payments will not be accepted in connection with any special dividend which is paid on a date other than the payment date of a regular quarterly cash dividend.

          Interest will not be paid on voluntary cash payments prior to investment. Therefore, participants should forward voluntary cash payments to the Plan Agent shortly before the day prior to the next Investment Date.

     18. May a participant request the return of a voluntary cash payment?

          Yes. A voluntary cash payment will be returned to a participant prior to investment upon written request to the Plan Agent, provided that the request is received by the Plan Agent no later than the last business day prior to the next scheduled Investment Date.

REPORTS TO PARTICIPANTS

     19.  What reports will be sent to Plan participants?

          A statement of account will be mailed to each participant by the Plan Agent within 30 days following the completion of each investment made for his account under the Plan. Each statement of account will include the amount of the dividend and the voluntary cash payment (if any) applied toward such investment, the net amount invested, the number of shares
<PAGE 10> purchased, the purchase price per share of the shares purchased, and the total number of shares held for the participant's account under the Plan. These statements of account will provide a record of the cost of shares acquired under the Plan and should be retained for tax purposes.

          Each participant will also receive copies of Sterling's annual and quarterly reports to shareholders, proxy statements and information for income tax reporting purposes.

STOCK CERTIFICATES

     20. How may a participant receive a stock certificate for shares of Common Stock purchased under the Plan?

          A participant may at any time request the issuance of a stock certificate for all or any number of the whole shares of Common Stock credited to his account under the Plan by notifying the Plan Agent in writing and specifying in the notice the number of shares for which a stock certificate is requested. A $5.00 service charge will be assessed each time a stock certificate is requested by the participant and a check in that amount payable to the Plan Agent must accompany the participant's request. Sterling may increase or decrease this service charge at any time upon prior written notice to each participant. Any request for the issuance of a stock certificate received during the period beginning five (5) business days prior to a record date for the payment of a regular cash dividend and ending on the corresponding Investment Date will not be effective until after the reinvestment of that dividend. In no event will a certificate be issued evidencing a fraction of a whole share of Common Stock.

     21. In whose name will certificates be registered when issued to a participant?

          Unless a participant directs otherwise, certificates will be issued in the name in which the participant's account is registered. If a participant requests that a certificate be issued in a name other than that corresponding to his account registration, the request must be signed by the participant. If the account is registered in multiple names, all signatures must appear on the request. In either case, the signature(s) must be guaranteed. Upon a participant's death, Sterling will follow the instructions of the decedent's personal representative upon submission of appropriate proof of authority.
  <PAGE 11>
     22. Will dividends paid on Plan shares for which a certificate has been issued continue to be reinvested under the Plan?

          Yes. Cash dividends paid in respect of shares acquired under the Plan for which a certificate has been issued will continue to be reinvested under the Plan.

     23.  May a participant deposit certificates with the Plan
          Agent for credit to his account under the Plan?

          Yes. A participant may, without charge, elect to deposit with the Plan Agent for safekeeping one or more certificates for shares of Common Stock registered in his name. Upon receipt of such a certificate, the Plan Agent will credit the participant's account under the Plan with the number of shares of Common Stock represented by the certificate and the shares so credited will be treated for all purposes as though they had been purchased for the participant's account under the Plan. A participant who wishes to take advantage of this feature under the Plan should contact the Plan Agent at the address shown in response to Question No. 3 above in order to receive instructions relating to the procedure to be followed in depositing his certificate.

SALE OF SHARES

     24. May a participant request that shares held for his account under the Plan be sold?

          Yes. A participant may, by written request to the Plan Agent, direct that all or any part of the number of whole shares of Common Stock held for his account under the Plan be sold, either in connection with his withdrawal from the Plan (See Question No. 25 below) or at any time without withdrawing from the Plan. However, in the case of a sale not involving a withdrawal from the Plan, a participant must request that at least 50 shares be sold. A request to sell shares which is received by the Plan Agent later than five (5) business days prior to a record date for the payment of a regular cash dividend will not be effective until after the reinvestment of that dividend.

          The Plan Agent shall within ten (10) business days following receipt of a written request to sell shares (or within ten (10) business days after the effectiveness of the request in the case of a request which is received later than five (5) business days prior to a record date for the payment of a regular cash dividend) sell the requested number of shares and forward to the participant a check in the amount of the proceeds of sale, less: (i) applicable brokerage fees and commissions,
(ii) applicable withholding taxes, (iii) applicable transfer taxes, and (iv) a service charge of $15.00 (which service charge may be increased or decreased by Sterling in its sole discretion upon prior written notice to each participant).
  <PAGE 12>
WITHDRAWAL FROM THE PLAN

     25.  How and when may a participant withdraw from the Plan?

          A participant may withdraw from the Plan at any time by sending written notice of withdrawal to the Plan Agent, but any such notice which is received by the Plan Agent later than five
(5) business days prior to a record date for the payment of a regular cash dividend will not be effective until after the reinvestment of that dividend. A participant may in his notice of withdrawal elect to request that the Plan Agent do one of the following:

       - Issue Certificate for All Whole Shares. The Plan Agent will, at the request of the participant and as soon as practicable following receipt of his notice of withdrawal, forward to the participant a certificate for all of whole shares of Common Stock held for his account under the Plan (in which case the participant's notice of withdrawal must be accompanied by a check in payment of the $5.00 service charge for issuance of a stock certificate as described in the response to Question No. 20 above), together with a check in the amount of the value of any fractional share based upon the Market Price per Share on the effective date of withdrawal.

       - Sell All Whole Shares. The Plan Agent will at the request of the participant sell all of the whole shares of Common Stock held for the participant's account under the Plan as described in response to Question
          No. 24 above and forward to the participant a check in the amount of the net proceeds of sale (See Question No. 24 above), plus an amount equal to the value of any fractional share based upon the Market Price per Share on the effective date of withdrawal. The 50 share minimum referred to in Question 24 above shall not be applicable, however, in the case of a request by a withdrawing participant to sell all of the whole shares held for his account under the Plan.

       - Issue Certificate for Some Shares and Sell the Remaining Shares. The Plan Agent will at the request of the participant forward to the participant a certificate for a specified number of whole shares of Common Stock held for his account under the Plan (in which case, the participant's notice of withdrawal must be accompanied by a check in payment of the $5.00 service charge for issuance of a stock certificate as described in Question No. 20 above) and sell the balance of such whole shares (provided that at least 50 shares are to be sold) as described in response to Question No. 24 above. The Plan Agent will forward to the participant with his certificate a check in the amount of the net proceeds of sale (See Question No. 24 above), plus an amount equal to the value of any
          <PAGE 13> fractional share based upon the Market Price
          per Share on the effective date of withdrawal.

     26. If a participant withdraws from the Plan, will he be able to participate again at a later date?

          A shareholder who has withdrawn from the Plan may re-enroll in the Plan at any time if he meets the eligibility requirements described in the response to Question No. 4 above and delivers a new authorization card to the Plan Agent.

     27. Can a participant's right to participate in the Plan otherwise be terminated?

          Yes. Sterling reserves the right at any time upon written notice to a participant to suspend or terminate his participation in the Plan if it determines in its sole discretion that such suspension or termination is appropriate because shares of Sterling Common Stock may not lawfully be offered or sold in the state in which the participant resides, that the participant is using the Plan for purposes inconsistent with the intended purpose of the Plan, or for any other reason.

          If a participant's right to participate in the Plan is terminated, the participant will be treated as though a notice of withdrawal requesting that a certificate be issued to him for all of the number of whole shares held for his account under the Plan (See Question No. 25 above) had been received by the Plan Agent.

FEDERAL TAX INFORMATION

     28. What are the federal income tax consequences of participation in the Plan?

          Reinvested Dividends. In the case of reinvested dividends, when shares are acquired for a participant's account directly from Sterling, the participant must include in gross income a dividend equal to the number of shares purchased for the participant's account with reinvested dividends multiplied by the per share fair market value of the Common Stock on the relevant Investment Date, plus the amount of any federal income tax withheld in the case of a participant who is subject to federal income tax withholding on dividend income. The participant's basis in such shares will be equal to the fair market value of the shares purchased for the participant's account on the relevant Investment Date.

          Alternatively, when shares are purchased for a participant's account on the open market with reinvested dividends, a participant must include in gross income a dividend equal to the purchase price of the shares purchased for his account, plus the amount of any federal income tax withheld in the case of a participant who is subject to federal income tax withholding on dividend income. The participant's basis in such shares will be equal to the purchase price of the shares. For purposes of this paragraph, the term "purchase price" will
<PAGE 14> include a participant's pro rata share of any brokerage fees, commissions, and other costs and expenses of purchase.

          Voluntary Cash Payments. In the case of shares purchased directly from Sterling with voluntary cash payments, a participant will be treated as having received a dividend equal to the excess, if any, of the fair market value of the purchased shares on the Investment Date over the amount of the voluntary cash payment. A participant's basis in such shares will be the amount of such excess, if any, plus the amount of the voluntary cash payment.

          Alternatively, when shares are purchased on the open market with voluntary cash payments, the participant's basis in such shares will be equal to the purchase price of the shares. For purposes of this paragraph, the term "purchase price" will include a participant's pro rata share of any brokerage fees, commissions, and other costs and expenses of purchase.

          Additional Information. The foregoing discussion assumes that Sterling will, from time to time, have earnings and profits for federal tax purposes in excess of its distributions to shareholders, which is expected to be the case. A prospective participant should also note that the Internal Revenue Service could take the position that the fair market value of a share of Sterling Common Stock on any relevant Investment Date may not necessarily be equal to the Market Price per Share (as defined in Section 1(b) of the Plan) of such share. The holding period for shares of Sterling Common Stock acquired pursuant to the Plan will begin the day after the date the shares are credited to a participant's account. In the case of any participant as to whom federal income tax withholding on dividends is required and in the case of a foreign shareholder whose taxable income under the Plan is subject to federal income tax withholding, Sterling will reinvest dividends net of the amount of tax withheld.

          A participant will not realize taxable income upon the issuance of a certificate for a whole number of shares held for his account under the Plan. However, a participant who receives a cash payment in lieu of the issuance of a fractional share will realize gain or loss with respect to such fractional share. Gain or loss will also be realized upon the sale or exchange of shares of Common Stock acquired under the Plan. The amount of such gain or loss will be the difference between the amount received upon disposition and the tax basis of such shares or fractional share. Any such gain or loss will be a capital gain or loss if the shares sold were held as a capital asset. Such capital gain or loss will be long-term if the shares sold were held by the participant for the applicable long-term holding period and otherwise will be short-term.

          The foregoing is only a brief summary of certain federal income tax consequences of participating in the Plan and does not constitute tax advice. The summary appearing above does not discuss all of the tax consequences of participating in the Plan and may not address the tax consequences to any given
participant in view of his individual circumstances.   <PAGE 15>
Participants should consult their own tax advisors as to the federal, state and local tax consequences of Plan transactions. Certain tax information will be provided to participants by Sterling (See Question No. 19 above).

OTHER INFORMATION

     29. What happens if Sterling declares a stock dividend, effects a stock split or has a rights offering with respect to Common Stock?

          Any shares issued as a result of a stock dividend or stock split on shares held by the Plan Agent for the account of a participant under the Plan will be credited to the participant's account under the Plan and dividends paid on such shares will be subject to reinvestment under the Plan.

          In the event of a rights offering, rights issued to shareholders of Sterling to purchase additional shares of Common Stock will be issued directly to each participant in respect of the number of whole shares of Common Stock held by the Plan Agent for the participant's account under the Plan. Rights issued in respect of any fraction of a share held for a participant's account by the Plan Agent will, at the option of Sterling, either be redeemed by Sterling for cash or sold for the participant and the net proceeds credited to his account and invested in additional shares of Common Stock on the next Investment Date.

     30. What happens if a participant sells or transfers all or a portion of the shares of Common Stock registered in his name?

          If a participant disposes of all the shares of Common Stock registered in his name, the Plan Agent will, unless and until otherwise notified, continue to reinvest the dividends paid on the shares of Common Stock held for the participant's account under the Plan. However, if after disposing of all of the shares of Common Stock registered in his name, fewer than 25 whole shares of Common Stock are held by the Plan Agent for a participant's account under the Plan (which number of shares may be increased or decreased by Sterling in its sole discretion upon prior written notice to each participant), Sterling may in its discretion elect to treat the participant as though a notice of withdrawal requesting that a certificate be issued to him for all of the number of whole shares held for his account under the Plan (See Question No. 25 above) had been received by the Plan Agent.

     31. How will the shares credited to a participant's account be voted at a meeting of the shareholders?

          If on a record date for a meeting of shareholders there are shares held by the Plan Agent for a participant's account under the Plan, the participant will be sent proxy materials for that meeting. A participant will be entitled to one vote for each whole share of Common Stock held for his account under the Plan. The participant may vote his Plan shares by proxy or in person at any such meeting. <PAGE 16>

     32.  May the Plan be modified, suspended or terminated?

          Sterling reserves the right to amend, supplement, suspend or terminate the Plan at any time by mailing or causing the Plan Agent to mail appropriate notice to each participant at such participant's last address of record prior to the effective date of such amendment, supplement, suspension or termination.

          In the event of a suspension or termination of the Plan, all uninvested voluntary cash payments then held by the Plan Agent will be promptly returned to each participant. In the event of a termination of the Plan, certificates for whole shares of Sterling Common Stock will be issued to each participant and a cash payment will be made for any fractional share based upon the Market Price per Share on the effective date of termination.

          Any question of interpretation arising under the Plan will be determined by Sterling and any such determination will be final and binding.

     33. May a participant pledge shares purchased under the Plan?

          No. Shares held by the Plan Agent for a participant's account under the Plan may not be pledged, assigned or otherwise transferred. A participant who wishes to pledge, assign or otherwise transfer shares held for his account under the Plan must request the issuance of a share certificate in accordance with the procedures outlined in response to Question No. 20 above.

     34. Are there limitations on the liability of Sterling and the Plan Agent under the Plan?

          Yes. As more fully set forth in Section 15(c) of the Plan, neither Sterling nor the Plan Agent shall, with respect to the Plan, be liable for any act done in good faith or for any good faith omission to act.

                   DESCRIPTION OF COMMON STOCK

General

     The authorized capital of Sterling consists exclusively of 35,000,000 shares of common stock of $5.00 par value per share. As of December 31, 1998, there were issued and outstanding approximately 6,439,000 shares of Sterling Common Stock, which shares were held by approximately 3,200 owners of record. Sterling Common Stock is traded on the Nasdaq National Market.

     The holders of Sterling Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and may not cumulate their votes for the election of directors. Each share of Common Stock is entitled to share pro rata in dividends and other distributions. The holders of Common Stock have certain limited preemptive rights to subscribe to purchase additional shares of Common Stock under certain circumstances and no share is entitled in any manner to any preference over any other share. The shares of Common Stock to be issued under the Plan will be fully paid and nonassessable and the holders thereof will not be subject to call or assessment under state law. American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005, serves as the transfer agent and registrar for Sterling Common Stock.

Dividends

     The holders of Sterling Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Sterling has historically paid cash dividends on or about the first business day of January, April, July, and October of each year. However, the timing and amount of future dividends will depend upon earnings, capital requirements, federal and state laws, regulations and policies, and other factors deemed relevant by the Board of Directors.

     The ability of Sterling to pay dividends to its shareholders is primarily dependent upon the earnings and financial condition of its wholly owned subsidiary Bank of Lancaster County. Funds for the payment of such dividends are expected for the foreseeable future to be obtained exclusively from dividends paid to Sterling by Bank of Lancaster County.

     Under applicable state and federal laws, the dividends that may be paid by the Bank of Lancaster County without prior regulatory approval are subject to prescribed limitations. State and federal regulatory authorities have adopted standards for the maintenance of adequate levels of capital by banks. Adherence to such standards further limits the ability of a bank to pay dividends. The payment of dividends by a bank may also be affected by other regulatory requirements and policies. If, in the opinion of the relevant regulatory authority, a bank under its jurisdiction is engaged in, or is about to engage in, an unsafe or unsound practice, the authority may require that the
<PAGE 18> bank cease and desist from that practice.  The payment of a dividend by a bank could, depending upon the financial condition of the bank involved and other factors, be deemed to be such an unsafe or unsound practice.

Antitakeover Provisions

     The Articles of Incorporation and bylaws of Sterling include certain provisions that may be considered to be antitakeover in nature, in that they may have the effect of discouraging or making more difficult the acquisition of control over Sterling by means of an unsolicited tender or exchange offer, proxy contest or similar transaction. These provisions are intended to protect the shareholders of Sterling by providing a measure of assurance that the shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its control to the detriment of the shareholders.

     The provisions in the Articles of Incorporation of Sterling which may be so considered include the following: (i) a provision that provides for substantial authorized but unissued capital stock, (ii) a provision that denies to shareholders the right to cumulate their votes in the election of directors,
(iii) a provision that requires greater than majority shareholder vote in order to approve certain mergers, consolidations and other extraordinary corporate transactions, (iv) a provision that requires under certain circumstances that, in the event that a third party acquires beneficial ownership of 30% or more of the outstanding Common Stock, Sterling extend to each other shareholder an offer to redeem the shares held by him, (v) a provision that establishes criteria to be applied by the Board of Directors in evaluating an acquisition proposal, (vi) a provision that requires a greater than majority shareholder vote in order for the shareholders to remove a director from office without cause, (vii) a provision that prohibits the taking of any action by the shareholders without a meeting and eliminates the right of the shareholders to call a special meeting, (viii) a provision that limits the right of the shareholders to amend the bylaws, and (ix) a provision that requires, under certain circumstances, greater than majority vote to amend the Articles of Incorporation. The provisions of the bylaws of Sterling that may be so considered include the following: (i) a provision that limits the permissible number of directors, (ii) a provision that establishes a classified Board of Directors, and (iii) a provision that requires advance written notice as a precondition to the nomination of any person for election to the Board of Directors, other than in the case of nominations made by existing management. As a Pennsylvania business corporation, Sterling is also subject to the Pennsylvania Business Corporation Law, which includes provisions applicable to Sterling that may have similar effects.

                         USE OF PROCEEDS

     Sterling is unable to predict the number of shares of Common Stock that will be purchased from it under the Plan or the prices at which such shares will be purchased. The net proceeds to Sterling from the sale of Common Stock offered hereby will provide additional equity capital to Sterling to support its growth and the growth of its wholly-owned subsidiary, Bank of Lancaster County.

                          LEGAL MATTERS

     Legal matters relating to the shares of Common Stock offered hereby will be passed upon for Sterling by Stevens & Lee, One
Penn Square, Lancaster, Pennsylvania 17602.

            INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pennsylvania law provides that a Pennsylvania corporation such as Sterling may indemnify its directors, officers, employees and agents against liabilities they may incur in such capacities for any action taken or failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, with the approval of the shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or failure to take any action unless the director has breached or failed to perform the duties of his office and that breach or failure to perform constitutes self dealing, willful misconduct or recklessness.

     The bylaws of Sterling provide for the indemnification of the directors and officers of Sterling and of its subsidiaries and for the elimination of a director's liability for monetary damages to the fullest extent permitted under Pennsylvania law.

     The directors and officers of Sterling and its subsidiaries are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sterling.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Sterling pursuant to the foregoing provisions, Sterling has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             EXPERTS

     The consolidated financial statements of Sterling and its subsidiaries incorporated by reference herein have been audited by Trout, Ebersole & Groff, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of that firm as experts in accounting and auditing.

                            EXHIBIT A

                 STERLING FINANCIAL CORPORATION

          DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                      Adopted June 29, 1987

                      Amended June 6, 1988

                      Amended July 27, 1993

Amended and Restated July 26, 1994 (Effective September 1, 1994)

      Amended October 27, 1998 (Effective January 1, 1999)


     The following are the terms and conditions of the Sterling
Financial Corporation Dividend Reinvestment and Stock Purchase
Plan:

     Section 1.  Definitions.

     The following words and phrases, when capitalized and used herein, shall have the meanings set forth below, unless the context clearly indicates otherwise:

     (a) Investment Date: shall mean the dividend payment date in any month in which a dividend is paid, except that if the dividend payment date falls on a day which is not a trading day, the Investment Date shall be the next preceding trading day.

     (b)  Market Price per Share:  shall mean:

          (i) in the event that Sterling Common Stock is listed on an established stock exchange, Market Price per Share shall mean the closing price of Sterling Common Stock on such exchange on the relevant Investment Date, or, if no trade occurred on that day, on the next preceding day on which a trade occurred;

          (ii) in the event that Sterling Common Stock is not listed on an established stock exchange but is then quoted on the National Association of Securities Dealers Automated Quotation System National Market ("NASDAQ/NMS"), Market Price per Share shall mean the average of the high and low sale prices of Sterling Common Stock as reported on NASDAQ/NMS on the relevant Investment Date, except that if no trade is reported on that day, Market Price per Share shall be determined by reference to the next preceding trading day on which such prices were quoted;

          (iii) in the event that Sterling Common Stock is not listed on an established stock exchange and is not quoted on NASDAQ/NMS, Market Price per Share shall mean the average of the highest bid and lowest asked quotations for Sterling Common Stock as reported by the National Quotation Bureau, Incorporated on the NASD OTC Bulletin Board on the relevant Investment Date, except
<PAGE A1> that if no bid or asked quotation is reported on that day, Market Price per Share shall be determined by reference to the next preceding trading day on which bid and asked quotations were reported; and

          (iv) in the event that Sterling Common Stock is not listed on an established stock exchange, is not quoted on NASDAQ/NMS or on the NASD OTC Bulletin Board, then Market Price per Share shall be determined in good faith by Sterling.

     (c) Participant: shall mean any holder of record of shares of Sterling Common Stock who meets the eligibility requirements set forth in Section 3 of the Plan and who makes an election to participate in the Plan in accordance with the provisions of
Section 4 of the Plan.

     (d)  Plan:  shall mean the Sterling Financial Corporation
Dividend Reinvestment and Stock Purchase Plan, as it may hereafter be amended, supplemented or modified.

     (e) Plan Agent: shall mean the agent appointed by Sterling pursuant to the provisions of Section 5 of the Plan.

     (f) Record Date: shall mean the date for determining shareholders of record in connection with the payment of dividends on shares of Sterling Common Stock.

     (g) Special Dividend: shall mean: (i) a cash dividend which is paid independently of and in addition to the regular quarterly cash dividends paid on shares of Sterling Common Stock, or (ii) the incremental portion of a regular quarterly cash dividend paid on shares of Sterling Common Stock which is paid simultaneously with a regular quarterly cash dividend and which is in excess of the amount of that regular quarterly cash dividend, which is in the case of either (i) or (ii) above designated as a Special Dividend by the Board of Directors of Sterling.

     (h)  Sterling: shall mean Sterling Financial Corporation.

     (i) Sterling Common Stock: shall mean the $5.00 par value common stock of Sterling.

     Section 2.  Purpose.

     The purpose of the Plan is to provide record holders of shares of Sterling Common Stock with a simple and convenient method of investing cash dividends and voluntary cash payments in shares of Sterling Common Stock for long-term investment.

     Section 3.  Eligibility.

     (a) General Rule: Any holder of record of shares of Sterling Common Stock is eligible to participate in the Plan; provided, however, that Sterling may in its sole discretion and upon prior written notice to each Participant require as a condition of eligibility to participate in the Plan that a
<PAGE A2> potential Participant hold of record not less than a specified minimum number of shares of Sterling Common Stock; provided, further, that any shareholder of Sterling who is a Participant at the time of the institution of any such eligibility requirement shall continue to be eligible to participate in the Plan.

     (b) Compliance with State Securities Laws: An otherwise eligible Sterling shareholder may participate in the Plan only if shares of Sterling Common Stock may lawfully be offered and sold under the Plan to residents of the state in which that shareholder resides. Sterling shall use its reasonable best efforts to take all steps necessary to permit shares to be legally offered and sold under the Plan in all states in which shareholders wishing to participate in the Plan reside; provided, however, that Sterling shall not be required to take such steps in any state if it determines in its sole discretion and in light of the number of shareholders residing in that state who wish to participate in the Plan, that to do so would be burdensome or impracticable for reasons of cost or otherwise.

     Section 4.  Participation.

     (a) Reinvestment of Dividends: In order to participate in the Plan, a shareholder who meets the eligibility requirements set forth in Section 3 must, on such form or forms and in such manner as may from time to time be prescribed by Sterling, designate and authorize the Plan Agent, on such shareholder's behalf, to reinvest all of the dividends payable on all of such shareholder's shares of Sterling Common Stock held of record in additional shares of Sterling Common Stock pursuant to the provisions of Section 6 or Section 7 of the Plan, as the case may be. The Plan Agent must receive a shareholder's authorization prior to the period beginning five (5) business days before a Record Date for such shareholder's participation in the Plan to commence on the corresponding Investment Date. If the authorization is received later than five (5) business days before a Record Date, such shareholder's participation in the Plan will commence on the next following Investment Date.

     Participation, once commenced, shall continue until a Participant withdraws from the Plan in accordance with Section 12(a) of the Plan, until the Participant's right to participate is terminated in accordance with Section 12(c) of the Plan, or until the Plan terminates in accordance with Section 13(d) of the Plan.

     (b) Voluntary Cash Payments: A shareholder who meets the eligibility requirements set forth in Section 3 of the Plan and who elects to participate in the Plan by meeting the requirements set forth in Section 4(a) of the Plan may elect each quarter to invest cash in an amount not less than $50.00 and not more than $1,000.00 (which minimum and maximum amounts may be increased or decreased by Sterling in its sole discretion upon prior written notice to each Participant) in additional shares of Sterling Common Stock, by: (i) designating and authorizing the Plan Agent on the form or forms described in Section 4(a), to apply all of
<PAGE A3> such cash to the purchase, on such Participant's
behalf, of additional shares of Sterling Common Stock, pursuant to the provisions of Section 6 or Section 7 of the Plan, as the case may be, and (ii) by transmitting such cash amount by check or other draft to the Plan Agent so that it is received by the Plan Agent on or before the day prior to the next Investment Date. Any voluntary cash payment which is received by the Plan Agent on or after an Investment Date and more than thirty (30) days prior to the next scheduled Investment Date will be returned. Any voluntary cash payment which is received by the Plan Agent more than thirty (30) days before such shareholder's participation in the Plan has commenced will also be returned. Notwithstanding the foregoing, a voluntary cash payment will not be deemed to have been received by the Plan Agent until the check or draft involved has cleared and the funds represented thereby are collected.

     (c) No Interest: Under no circumstances will interest be paid to a Participant on funds (whether dividends or voluntary cash payments) held by the Plan Agent prior to investment.

     Section 5.     Plan Agent.

     The Plan shall be administered by the Plan Agent. The Plan Agent shall be appointed by Sterling, which appointment may be revoked by Sterling and a successor Plan Agent appointed at any time. Bank of Lancaster County, N.A., a wholly-owned subsidiary of Sterling, shall be the initial Plan Agent. The Plan Agent shall receive dividends and voluntary cash payments and shall purchase shares of Sterling Common Stock on behalf of the Participants and otherwise fulfill the duties of the Plan Agent as set forth in this Plan.

     Section 6.     Dividend Reinvestment and Cash Purchases from
                    Sterling.

     In the event and to the extent that Sterling has not elected to, and is not required to, purchase shares of Sterling Common Stock in market transactions or from third parties in accordance with the provisions of Section 7 of the Plan, Sterling shall, for each Participant, cause the Plan Agent to apply:

     (a) Dividends on Registered Shares: the dividends authorized to be reinvested pursuant to Section 4(a) of the Plan that are attributable to shares registered in such Participant's name on the books of Sterling as of the Record Date to the purchase on the Investment Date, at the Market Price per Share, of additional shares (including fractions of a whole share computed to 3 decimal places) of Sterling Common Stock held in treasury or authorized but unissued Sterling Common Stock;

     (b) Dividends on Plan Shares: the dividends attributable to shares (including fractions of a whole share computed to 3 decimal places) credited to such Participant's account pursuant to Section 8(b) of the Plan as of the Record Date to the purchase on the Investment Date, at the Market Price per Share, of additional shares (including fractions of a whole share computed
<PAGE A4> to 3 decimal places) of Sterling Common Stock held in treasury or authorized but unissued Sterling Common Stock; and

     (c) Voluntary Cash Payments: the voluntary cash payments, if any, duly made by such Participant pursuant to Section 4(b) of the Plan to the purchase on the Investment Date, at the Market Price per Share, of additional shares (including fractions of a whole share computed to 3 decimal places) of Sterling Common Stock held in treasury or authorized but unissued Sterling Common Stock.

     Section 7.     Dividend Reinvestment and Cash Purchases
                    Other Than from Sterling.

     (a)  General Rule:  Notwithstanding the provisions of
Section 6 of the Plan, Sterling may, at its election, and in the event that the Purchase Price is less than the par value per share of Sterling Common Stock, Sterling shall, following the Investment Date, for each Participant, cause the Plan Agent to apply:

          (i) the quarterly dividends authorized to be reinvested pursuant to Section 4(a) of the Plan that are attributable to (A) shares registered in such Participant's name on the books of Sterling as of the Record Date, and (B) shares (including fractions of a whole share computed to 3 decimal places) credited to such Participant's account pursuant to
Section 8(b) of the Plan as of the Record Date; and

          (ii) the voluntary cash payments, if any, made by such Participant pursuant to Section 4(b) of the Plan;

to the purchase of whole shares of Sterling Common Stock in accordance with Section 7(b) below.

     (b) Mechanics of Purchase: All purchases of Sterling Common Stock pursuant to this Section 7 shall be made at such times as the Plan Agent may determine within 30 days following the relevant Investment Date, or such later date as may be necessary or advisable under any applicable federal securities laws. Any such purchases shall be made through one or more market makers or independent broker-dealers in the over-the-counter market, on an exchange, or in negotiated transactions upon such terms as to price, delivery, and related matters as the market maker or broker-dealer deems advisable. In making purchases on behalf of a Participant, the Plan Agent may commingle such Participant's funds with those of other Participants. The price at which the Plan Agent shall be deemed to have acquired shares for each Participant's account shall be the weighted average purchase price of all shares purchased in respect of the relevant Investment Date with amounts applied in accordance with Section 7(a)(i) above and with amounts applied in accordance with Section 7(a)(ii) above, including any fees, commissions, costs or expenses relating to such purchases. Neither any market maker, broker-dealer, Sterling nor the Plan Agent shall be liable for any loss, damage or expense resulting, directly or indirectly, from the failure to make a purchase or
<PAGE A5> from the timing of any purchase made.  Shares of
Sterling Common Stock purchased pursuant to this Section 7 shall be purchased in the name of the Plan Agent or its nominee.

     Section 8.     Administration of the Plan.

     (a)  The Plan Agent:  The Plan Agent shall administer the
Plan for all Participants.

     (b) Books, Records and Reports: All shares of Sterling Common Stock purchased by the Plan Agent pursuant to Section 6 and Section 7 of the Plan, including any fractions of a whole share, shall be registered in the name of the Plan Agent or its nominee as agent for each Participant and shall be credited to such Participant's account on the books and records of the Plan, which books and records shall be maintained at all times by or at the direction of the Plan Agent. Within 30 days following the completion of each investment on behalf of a Participant, the Plan Agent shall mail to such Participant a statement setting forth the amount of the dividend and the voluntary cash payment (if any) applied towards such investment, the net amount invested, the number of shares purchased, the cost per share of such shares purchased, and the total number of shares held for the Participant's account under the Plan.

     (c) Issuance of Stock Certificates: On written request accompanied by payment of a $5.00 service charge (which service charge may be increased or decreased by Sterling in its sole discretion upon prior notice to each Participant), Sterling will send a Participant a certificate for all or any number of whole shares of Sterling Common Stock credited to his account as specified in the Participant's Notice; provided that no such request received during the period beginning five (5) trading days prior to a Record Date and ending on the corresponding dividend payment date shall be effective until after the reinvestment of such dividend. No stock certificate shall be issued to any Participant except pursuant to such a request, upon such Participant's withdrawal or termination in accordance with
Section 12 of the Plan, or upon termination of the Plan in accordance with Section 13(d) of the Plan. In no event shall any certificate be issued evidencing a fraction of a whole share of Sterling Common Stock.

     (d) Sale of Shares: On written request, the Plan Agent will sell all or any number of whole shares of Sterling Common Stock credited to a Participant's account as specified in the Participant's request; provided, however, that the number of shares requested to be sold must be 50 or more; and, provided further, that no such request received during the period beginning five (5) trading days prior to a Record Date and ending on the corresponding dividend payment date shall be effective until after the reinvestment of such dividend. The Plan Agent shall within ten (10) business days following the receipt of such request (or within ten (10) business days after the effectiveness of such request in the case of a request which is received during the period beginning five (5) trading days prior to a Record Date and ending on the corresponding dividend payment date) sell such
<PAGE A6> shares and forward to the Participant a check in the amount of the proceeds of such sale, less: (i) applicable brokerage fees and commissions, (ii) applicable withholding taxes, (iii) applicable transfer taxes, and (iv) a service charge of $15.00 (which service charge may be increased or decreased by Sterling in its sole discretion upon prior written notice to each Participant).

     (e) Custody Service: A Participant may elect to deposit with the Plan Agent one or more certificates for shares of Sterling Common Stock registered in his name. Upon receipt of any such certificate, the Plan Agent shall credit the Participant's account under the Plan with the number of shares of Sterling Common Stock represented by such certificate and the shares so credited shall be treated for all purposes under the Plan as though they had been purchased by the Plan Agent for the account of the Participant pursuant to Section 6 or Section 7 of the Plan.

     (f) Costs of Administration: Except as otherwise provided in the Plan, all costs of administering the Plan shall be paid by Sterling.

     Section 9.     Voting of Shares Held Under the Plan.

     (a) Voting of Plan Shares: All shares of Sterling Common Stock held for a Participant's account under the Plan shall be voted in accordance with the instructions of such Participant given on any proxy executed by such Participant and returned to Sterling with respect to such shares. A Participant desiring to vote shares of Sterling Common Stock held for such Participant's account under the Plan in person at a meeting of Sterling shareholders may do so. Shares of Sterling Common Stock held for such Participant's account under the Plan will not be voted at a meeting of Sterling shareholders if voting instructions on a proxy are not received by Sterling from such Participant, unless such Participant elects to vote such shares in person at the meeting.

     (b) Tender and Exchange Offers: Each Participant shall have the right to instruct the Plan Agent as to the manner in which to respond to a tender or exchange offer for shares of Sterling Common Stock, with respect to the shares held for such Participant's account.

     Section 10.    Stock Dividends and Stock Splits on Shares
                    Held in Plan.

     Shares of Sterling Common Stock (including any fraction of a whole share) distributed as a result of the declaration of a stock dividend or a stock split on shares credited to the account of a Participant under the Plan shall be added to his account and shall be shares subject to the Plan.
  <PAGE A7>
     Section 11.    Effect of Rights Offering on Shares Held in
                    Plan.

     In the event that Sterling grants to its shareholders rights to purchase additional shares of Sterling Common Stock or other securities, rights shall be granted to each Participant on whole shares of Sterling Common Stock credited to the account of such Participant under the Plan. Rights based on any fraction of a share credited to such Participant's account shall at the option of Sterling be either redeemed by Sterling for cash or sold for such Participant, and the net proceeds therefrom shall be credited to his account and shall be invested as a voluntary cash payment in accordance with the provisions of Section 6 or
Section 7 of the Plan, as the case may be.

     Section 12.    Voluntary Withdrawal from the Plan;
                    Suspension or Termination of Right to
                    Participate.

     (a) Voluntary Withdrawal: A Participant may withdraw from the Plan at any time by giving the Plan Agent written notice of withdrawal, but any such notice received by the Plan Agent later than five (5) business days prior to a Record Date shall not be effective until after the reinvestment of the dividend paid in respect of such Record Date. A Participant may in his notice of withdrawal elect to request that the Plan Agent do one of the following:

            (i)     Issue Certificate for All Whole Shares:
                    Forward to the Participant a certificate for the number of whole shares credited to such Participant's account under the Plan (in which case the Participant's notice of withdrawal must be accompanied by payment of the service charge required under
                    Section 8(c) of the Plan in connection with the request for the issuance of a stock certificate), together with a check in the amount of the value of any fractional share credited to such Participant's account (based upon the Market Price per Share on the effective date of withdrawal);

           (ii) Sell All Whole Shares: Sell all of the number of whole shares credited to such Participant's account under the Plan, in which case the Plan Agent shall within ten
                    (10) business days following the receipt of such notice of withdrawal (or within ten (10) business days after the effectiveness of such notice in the case of a notice which is received by the Plan Agent later than five
                    (5) business days prior to a Record Date) sell such shares and forward to the Participant a check in the amount of the value of any fractional share credited to such Participant's account (based upon the
                    <PAGE A8> Market Price per Share on the
                    effective date of withdrawal), plus the
                    amount of the proceeds of sale, less:
                    (w) applicable brokerage fees and
                    commissions, (x) applicable withholding
                    taxes, (y) applicable transfer taxes, and
                    (z) a service charge of $15.00 (which service charge may be increased or decreased by Sterling in its sole discretion upon prior written notice to each Participant); or

          (iii) Issue Certificate for Some Shares and Sell the Balance: Forward to the Participant a certificate for a specified number of the whole shares credited to such Participant's account under the Plan (in which case the Participant's notice of withdrawal must be accompanied by payment of the service charge required under Section 8(c) of the Plan in connection with a request for the issuance of a stock certificate) and sell the balance of the number of such whole shares, in which case the Plan Agent shall within ten (10) business days following the receipt of such notice of withdrawal (or within ten (10) business days after the effectiveness of such notice in the case of a notice which is received later than five (5) business days prior to a Record Date) sell such shares and forward to the Participant a certificate for the number of whole shares specified in the Participant's notice, together with a check in the amount of the value of any fractional share credited to such Participant's account (based upon the Market Price per Share on the effective date of withdrawal), plus the amount of the proceeds of sale, less:
                    (w) applicable brokerage fees and
                    commissions, (x) applicable withholding
                    taxes, (y) applicable transfer taxes, and
                    (z) a service charge of $15.00 (which service charge may be increased or decreased by Sterling in its sole discretion upon prior notice to each Participant).

     (b) Disposition of All Registered Shares: If a Participant disposes of all of the shares registered in such Participant's name, the Plan Agent shall, unless and until otherwise notified, continue to reinvest the dividends on the shares of Sterling Common Stock held in such Participant's account under the Plan. However, if the Plan Agent holds fewer than 25 whole shares of Sterling Common Stock for such Participant's account under the Plan (which number of shares may be increased or decreased by Sterling in its sole discretion upon prior written notice to each Participant), Sterling may in its discretion elect to treat such Participant as though he had withdrawn pursuant to
Section 12(a)(i) of the Plan as of the date of such election.
<PAGE A9>

     (c)  Suspension or Termination of Right to Participate:
Sterling shall have the right at any time upon written notice to a Participant to suspend or terminate the participation by such Participant in the Plan if it determines in its sole discretion that such suspension or termination is appropriate because shares of Sterling Common Stock may not lawfully be offered or sold in the state in which the Participant resides, that the Participant is using the Plan for purposes inconsistent with the intended purposes of the Plan, or for any other reason. In the event that a Participant's right to participate in the Plan is terminated, the Participant shall be treated as though he had withdrawn pursuant to Section 12(a)(i) of the Plan as of the date of such termination.

     Section 13.    Amendment, Supplementation, Waiver,
                    Suspension, Termination and Interpretation.

     (a) Amendment of Plan: The Plan may be amended or supplemented by Sterling at any time, from time to time, by mailing (or causing the Plan Agent to mail) appropriate notice to each Participant at such Participant's last address of record prior to the effective date of such amendment or supplementation. The amendment or supplement shall conclusively be deemed to be accepted by each Participant unless the Plan Agent receives written notice from a Participant of such Participant's withdrawal from the Plan in accordance with Section 12(a) of the Plan. Amendments or supplements may also be required from time to time due to changes in existing rules and regulations or new rules and regulations issued by a governing authority. In such cases, Sterling may make such amendments or supplements as may in its discretion be required and thereafter notify each Participant thereof.

     (b) Waivers: Any waiver of any provision of the Plan must be made by Sterling in writing, and each such waiver, if any, shall only apply to the specific instance involved.

     (c) Suspension: The Plan may be suspended by Sterling at any time, from time to time, by mailing appropriate notice to each Participant at such Participant's last address of record prior to the effective date of such suspension. In the event of a suspension of the Plan, all uninvested voluntary cash payments then held by the Plan Agent shall be promptly returned to the Participants.

     (d) Termination: The Plan may be terminated by Sterling at any time by mailing appropriate notice to each Participant at such Participant's last address of record prior to the effective date of such termination. In the event of termination of the Plan, certificates for whole shares of Sterling Common Stock credited to a Participant's account under the Plan shall be issued to such Participant and a cash payment shall be made for any fractional share credited to such Participant's account
<PAGE A10> (based upon the Market Price per Share on the
effective date of termination).

     (e) Interpretation: Any question of interpretation arising under the Plan will be determined by Sterling in good faith and any such determination will be final and binding.

     Section 14.  Special Dividends.

     The Plan is intended primarily as a vehicle for the reinvestment of regular quarterly cash dividends, if and to the extent that such dividends are declared and paid, and for the investment of voluntary cash payments received for investment at the time of the payment of such regular quarterly cash dividends. Notwithstanding anything to the contrary set forth in the Plan, unless specifically authorized by the Board of Directors in the resolution declaring a Special Dividend, the amount of any Special Dividend attributable to shares registered in a Participant's name as of the Record Date and the amount of any Special Dividend attributable to shares credited to such Participant's account under the Plan as of the Record Date shall not be applied toward the purchase of additional shares of Sterling Common Stock pursuant to the Plan, and such amounts shall be paid by Sterling or by the Plan Agent, as the case may be, in cash to such Participant by mailing a check to such Participant at such Participant's last address of record. Unless specifically authorized by the Board of Directors in the resolution declaring a Special Dividend, no voluntary cash payments will be accepted by the Plan Agent for investment in conjunction with the payment of a Special Dividend of the kind contemplated under Section 1(g)(i) of the Plan.

     Section 15.    Miscellaneous.

     (a) Insufficient Authorized Shares: In the event that Sterling shall, as of any dividend payment date, have insufficient authorized shares of Sterling Common Stock available for issuance pursuant to any purchase required to be made under
Section 6 of the Plan, all shares available shall be issued and credited pro rata to the Participants' accounts. All uninvested dividends shall be paid to Participants in cash.

     (b) Shares Subject to Issuance Under the Plan: There shall be 500,000 shares of Sterling Common Stock available for purchase under the Plan, which number shall from and after the date of adoption of the Plan be subject to automatic proportionate upward adjustment in order to reflect any change in the number of issued and outstanding shares of Sterling Common Stock which results from a stock dividend, stock split or similar transaction.

     PS\ Limitation of Liability: Neither Sterling nor the Plan Agent shall be liable for any loss, damage, or expense arising out of or resulting from any act performed in good faith or any good faith omission on the part of any of them including, but not limited to: (i) any failure to terminate a Participant's account upon such Participant's death or the transfer of such Participant's shares prior to a reasonable length of time after
<PAGE A11> receipt of notice in writing of such death or such transfer; (ii) any purchase or failure to purchase shares for a Participant's account at a particular time or day or at a particular price; or (iii) any suspension or termination of the Plan or of a Participant's right to participate in the Plan.

     (d) Notices: A Participant shall notify the Plan Agent promptly in writing of any change of address. Notices to a Participant may be given by letter addressed to such Participant at such Participant's last address of record on file with the Plan Agent.

     (e) No Right of Transfer: No Participant shall have any right to withdraw checks or drafts against his account or to give instructions to Sterling or to the Plan Agent with respect to any shares or cash held therein except as expressly provided herein, nor shall a Participant have the right to sell, assign, pledge, or otherwise transfer his account.

     Section 16.    Effective Date of Plan.

     The effective date of the Plan shall be June 29, 1987.

     Section 17.    Governing Law.

     The validity and enforceability of the Plan and the rights and obligations set forth therein shall be governed by the law
(but not the law of conflicts of law) of the Commonwealth of Pennsylvania.
  <PAGE A12>